Exhibit 5.1

October 14, 2011

RAIT Financial Trust Cira Centre, 2929 Arch Street, 17th Floor Philadelphia, PA 19104

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We serve as special Maryland counsel to RAIT Financial Trust, a Maryland real estate investment company (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of the sale and issuance of 10,500,000 common shares of beneficial interest, $0.03 par value per share, of the Company (“Common Shares”), pursuant to the Registration Statement on Form S-3 to which this opinion is an exhibit (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) for the offering by the Company of Common Shares through the Company’s Dividend Reinvestment and Share Purchase Plan (the “DRIP”). This opinion is being provided at your request in connection with the filing of the Registration Statement.

For purposes of rendering this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1. The Registration Statement in the form in which it will be transmitted to the Commission under the Act;

2. The Amended and Restated Declaration of Trust, as amended, corrected and supplemented, of the Company (the “Declaration”), certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

3. The Bylaws of the Company, certified as of the date hereof by the Secretary of the Company (the “Bylaws”);

4. Resolutions adopted by the Board of Trustees of the Company (the “Board”) relating to the filing of the Registration Statement and the registration, sale and issuance of the Common Shares, certified as of the date hereof by the Secretary of the Company (the “Resolutions”);

5. The DRIP, certified as of the date hereof by the Secretary of the Company;

6. A certificate of the SDAT as to the good standing of the Company, dated October 14, 2011; and

7. A Certificate of Secretary executed by Raphael Licht, Secretary of the Company, dated as of the date hereof (the “Certificate”).

In such examination, and prior to our expressing any opinions, we have assumed: (i) the genuineness of all signatures, (ii) the legal capacity of all natural persons, (iii) each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so, (iv) each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding, (v) the authenticity of all Documents submitted to us as originals, (vi) the conformity to original documents of all Documents submitted to us as certified, conformed or other copies and the authenticity of the originals of such documents (vii) there has been no oral or written modification or amendment to the Documents, or waiver of any provision of the Documents, by action or omission of the parties or otherwise, and (viii) that all records and other information made available to us by the Company on which we have relied are complete in all material respects. As to all questions of fact material to these opinions, we have relied solely upon the Certificate or comparable documents and upon any representations and warranties contained in the other Documents, have not performed or had performed any independent research of public records and have assumed that certificates of or other comparable documents from public officials dated prior to the date hereof remain accurate as of the date hereof.

For purposes of rendering our opinions herein, we have further assumed the following with respect to the Common Shares to be issued under the Registration Statement:

(a) The Common Shares will not be issued or transferred in violation of any restriction or limitation on transfer or ownership of Equity Shares as defined in the Declaration.

(b) The issuance, sale, amount and terms of the Common Shares to be offered from time to time by the Company will be authorized and determined by proper action of the Board (or where permitted, a committee thereof) (each, a “Board Action”) in accordance with the Declaration, the Bylaws, the Resolutions and applicable law, in each case so as not to result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or government or regulatory body having jurisdiction over the Company.

(c) Prior to the issuance of Common Shares, the Company will have available for issuance, under the Declaration, the requisite number of authorized but unissued Common Shares.

(d) Appropriate certificates representing Common Shares will be executed and delivered upon the sale and issuance of any Common Shares, and will comply with the Declaration, the Bylaws and applicable law.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

1. The Company is a real estate investment trust validly existing and in good standing under the laws of the State of Maryland.

2. Upon due authorization by Board Action of an issuance of Common Shares, and upon issuance and delivery of such Common Shares against payment therefor in accordance with the terms and provisions of such Board Action, the Registration Statement and the DRIP, such Common Shares will be duly authorized, validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the substantive laws of the State of Maryland, which, in our experience, without having made any special investigation as to the applicability of any specific law, rules or regulation, are normally applicable to transactions of the type contemplated by the Underwriting Agreement (collectively, the “Applicable Laws”). No opinion is expressed as to the effect on the matters covered by this letter of the laws, rules or regulations of (i) the United States of America or (ii) the securities (or as they are known to the vernacular “blue sky”) laws of the State of Maryland, whether in any such case applicable directly or through the Applicable Laws. The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

The opinions expressed herein are rendered as of the date hereof and are based on existing law, which is subject to change. Where our opinions expressed herein refer to events to occur at a future date, we have assumed that there will have been no changes in the relevant law or facts between the date hereof and such future date. We do not undertake to advise you of any changes in the opinions expressed herein from matters that may hereafter arise or be brought to our attention or to revise or supplement such opinions should the present laws of any jurisdiction be changed by legislative action, judicial decision or otherwise.

Our opinions expressed herein are limited to the matters expressly stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein under the heading “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Other than as set forth in the immediately preceding paragraph, these opinions may not be used or relied upon by any other person, nor may this letter or any copies hereof be furnished to a third party, filed with a governmental agency, quoted, cited or otherwise referred to without our prior written consent.

Very truly yours,

/s/ Duane Morris LLP